Exhibit 10.23

Leasing Agreement

Lessor (Party A): Wei Jing
Lessee (Party B ): Harbin Queen Beauty Demonstration Center

Under the Contract Laws of People’s Republic of China and other regulations, Party A and Party B entered into the agreement after the friendly negotiation.

1. Party A will lease to Party B the 6 houses located at 400 Xuanhua Street, Nangang District, Harbin to Party B, they are : No. 4 1-2, 303 of Unit 1, 301, 302 and 303 of Unit 2, 301 of Unit 3.

2. The leasing term will be 10 years, i.e. from Oct. 15, 2008 to Oct 14, 2018. The annual rental amount will be 500,000 Yuan from Oct. 15, 2008 to Oct. 14, 2014, and from Oct. 15, 2014 to Oct. 14, 2018, the annual rental amount will be 550,000 Yuan.

3. The rental amount should be paid first, Party B should pay 3,000,000 for 6 years rental amount from Oct. 15, 2008 to Oct. 14, 2014. Party B should pay 100,000 to Party A as deposit at the signing date: From the constructing date, Party B should pre-pay Party A 400,000 Yuan, the rest of 2,500,000 should be paid to Party A before Oct. 14, 2008. Afterwards, the rental amount should be paid a month in advance.

4. Tablet. During the leasing term, Party B has the exclusive right to rent the tablet and Ad. Area.

5. Parking Area : the front of the Party B’s operation area could become parking area, for Party B to use.

6. Lessor and Lessee Alternation

1)	If Party A transferred the ownership to the third party, all of the clauses in the agreement should be in the same legal effect

2)	If Party A would like to sell or rent the house, should notice Party A 3 months in advance. Under the same condition, Party B has the priority right to purchase the house.

3)	Party B should sublease the house under Party A’s permission.

7. Party A provides 5 months of decoration period, i.e. from May 15, 2008 to Oct 14, 2008. During the decoration period, the rental amount will be exempted, but Party B should bear the water & electricity fees, property management fees and other expenses.

8. During the leasing period, the water & electricity fees, property management fees, warming fees and the relevant taxes should be borne by Party B.

9. During the leasing period, Party B should be in all responsibility for fire protection, security and sanity, should take good care about the fire protection equipments which belong to Party A. The normal breakage of equipments should not be the Party B’s duty.

10. The construction party B engaged in must meet the property company’s requirements. The construction project should only be conducted under the premises of insuring the house security.

11. During the leasing period, all the civil, criminal liabilities and debts should be borne by Party B.

12. The two Parties should cooperate with each other on dealing with the registration matters, any of the parties should not reject to provide the relevant legal procedures as lessor of lessee should.

13.	During the leasing term, Party B has right to change the operation or joint venture according to the operation condition and the outer competition environment.

14.
The two parties should perform the agreement strictly, should not breach the agreement from the signing date, or the breaching party should bear all the liabilities. The two parties agreed that the breaching amount will be the 200% of the rental amount, and should pay the breaching amount within 30 days from the first date of breaching by cash.

15.	After the expiration date, if Party A would like to continue to rent, Party B will have the priority right under the same condition.

16.
The agreement will be in effectiveness from the signing date. If any party would not like to cooperate after the expiration date, should notice the other party 3 months in advance if any information was not mentioned, should be discussed by the two parties and make the additional agreement. The additional agreement has the same legal effect with the agreement.

17.
Exemption Clause. The two parties should not be responsible for the rental house damaged by the natural disaster or the force majeure. The period when the Party B could not use the rental house normally because of the force majeure should be removed from the leasing term. If the agreement cannot be performed because of the force majeure, Party A should return the rental amount pre-paid by Party B.

18.
Disputes Settlement. The agreement will be in effectiveness from the signing date. If any disputes arise during performing the agreement, the two parties could solve the disputes by friendly negotiation, or by the laws to protect two parties’ interests.

19.	Two copies of the agreement, one copy for each party. The agreement will be in effectiveness from the signing date.

20.
After Party B registered the new company, all of the Party B’s rights and obligations under the agreement should be transferred to the new registered company. Meanwhile, the two parties need to sign the additional agreement, the terms of the agreement should be remained the same.

Signature	Signature
ID Number:230103197004211665	ID Number:230102197505282430
Address:151 Renhe Street, Nangang District, Harbin	Company address: 803, Unit 7, 24 Anguo Street, Daoli District, Harbin
Party B: Harbin Queen Beauty Demonstration Center
Representative: Guozhe Li

Signing Date: April17, 2008